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EXHIBIT 10.10(m)

LEASE AMENDMENT "8"

        THIS AMENDMENT is attached to and hereby forms a part of that certain LEASE ("Lease") made the 1 st day of December, 1994, by and between Green, Praver Et AI ("Landlord") and Anesta Corp., a Delaware Corporation.

        WHEREAS, Tenant has built an addition of 7,160 square feet to the Building/Premises in Building #6 of Wiley Post Plaza located at 4745 West Wiley Post Way (the "Building 9").

        NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Tenant and Landlord agree as follows:

        1.    PARTY IN INTEREST

        Landlord and Tenant acknowledge and agree that "Cephalon, Inc." was erroneously inserted into the signature line for the Tenant on Amendment "5", Amendment "6", and Amendment "7" by and between Landlord and Tenant, all dated as of July 20, 2001. Landlord and Tenant hereby ratify and confirm that Anesta Corp. is and at all times since the commencement of the Lease has been the Tenant under the Lease and all of its Amendments, and that the Lease has not been assigned by Anesta Corp. Landlord and Tenant hereby amend Amendment "5", Amendment "6", and Amendment "7" to delete "Cephalon, Inc." from the signature line and replace it with "Anesta Corp." Tenant hereby confirms that Anesta Corp. is a corporation organized and existing under the'laws of the State of Delaware.

        2.    EXPANSION PREMISES AND TERM

        In addition to all other space leased by Tenant, Tenant agrees to lease from Landlord approximately 7,160 rentable square feet as shown on Exhibit "A" to this amendment. The lease term for the expansion premises shall commence August 1, 2002 and end June 30, 2006.

        3.    OPTION TO EXTEND LEASE

        Tenant's existing right to extend the Lease shall also apply to the Expansion Premises. The extension right is more particularly described in Section 1.4 of the Lease as modified by Section 1 of Lease Amendment "4".

        4.    RENTAL RATES

        For this Expansion Premises, Tenant agrees to pay to Landlord, without prior notice or demand, as monthly rental for the expansion space from August 1, 2002 through March 31, 2003, the monthly payment amount of $4,009.60 on or before the first day of each month in advance. The first month's rent for the expansion space shall be paid on or before August 1, 2002, which will be considered the anniversary date for this Expansion Premises. The annual base rent for this Expansion Premises shall be increased each year, effective on each anniversary of the date of the commencement of the Existing Premises lease term, which is April 1" of each year, by a percentage equal to the percentage increase in the United States Department of Labor Statistics New Consumer Price Index for all Urban Consumers (CPI-U, National Index, 1982-1984 = 100) as published by the United States Department of Labor, Bureau of Labor Statistics, using as a base the index for the two months immediately preceding the commencement of the expansion space lease term compared to the index for the two months immediately preceding the anniversary date of the year for which the lease adjustment is being made. The foregoing notwithstanding, the annual base rent shall not be increased by more than three percent in any one year.

        5.    ADDITIONAL RENT—EXPANSION PREMISES

        Tenant shall pay, as additional rent for this Expansion Premises, Tenant's proportionate share of "Basic Costs Increases" as defined in Section 2.3 of the Lease. "Tenant's Proportionate Share" for the expansion space shall mean 3.76 percent, which is determined by dividing the 7,160 square feet being rented by Tenant by 190,628 square feet, the total rentable space in the Project. The monthly charge for additional rent for the expansion space is $1,074.00 which represents the 7,160 square feet times $0.15. The additional rent rate of $0.15 shall be adjusted annually or at such time as there is a significant change in the costs of any item of additional rent to be paid by Tenant as per Section 2.3. of the Lease.

        6.    VALID AGREEMENTS

        Except for the rent and the term, the terms for this Expansion Premises shall be identical as set forth in the Lease. Tenant and Landlord acknowledge that the Lease (with Amendments 1 through 7) is a valid and enforceable agreement and that the Tenant holds no claims against Landlord or its agents which might serve as the basis of any set-off against accruing rent and other charges or any other remedy in law or in equity. Except as is herein specifically modified and amended or as is necessary to give meaning and effectuate the terms hereof, the Lease shall remain in full force and effect, it being understood and agreed that this Amendment, upon execution, becomes a part of the total Lease.

        7.    BROKERS

        Except as herein set out, Tenant represents, and warrants that there are no claims for brokerage commissions or finder's fees in connection with this Lease and agrees to indemnify Landlord against and hold it harmless from all liabilities arising from such claim, including any attorney's fees connected therewith. Landlord shall pay the brokerage fees and/or commissions payable in connection with this Lease to Asset Management Services, Inc., who represents Landlord, pursuant to the applicable listing and/or brokerage agreement between Landlord and said party.

        8.    AUTHORITY OF SIGNATORIES

        The persons executing this Lease Amendment "8" on behalf of Landlord and Tenant, each represent and warrant that he or she has the authority to execute this Agreement and to bind the respective party. By signing this document on behalf of Landlord, the Property Manager (Gregory W. Strong) executing this Amendment on Landlord's behalf does not, by signing this Amendment in that capacity, agree to assume any personal liability or to perform any of the obligations under this Amendment. Such Property Manager is, however, authorized to execute this Amendment on Landlord's behalf and has the authority to bind Landlord to perform the terms of this Amendment.

        IN WITNESS WHEREOF, the parties have duly executed this Amendment this 14th day of October, 2002.

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LANDLORD: GREEN PRAVER ET AL		TENANT: ANESTA CORP.
By:	/s/ GREGORY W. STRONG Gregory W. Strong Project Manager	By:	/s/ ROGER P. EVANS Roger P. Evans Vice President & General Manager

EXHIBIT "A"

DESCRIPTION OF PREMISES

[GRAPHIC OF FLOOR PLAN]

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LEASE AMENDMENT "8"
(This space is left blank intentionally.)
EXHIBIT "A"
DESCRIPTION OF PREMISES
[GRAPHIC OF FLOOR PLAN]